SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THESTREET.COM, INC.
(Name of Registrant as Specified in Its Charter)

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May 5, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of TheStreet.com, Inc. (the “Company”) to be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 26, 2004, commencing at 10:00 a.m., New York City time. All stockholders of record as of the close of business on April 2, 2004 are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of three directors of the Company and (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

The Company’s Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, I urge you to review the accompanying material carefully and to vote as soon as possible. You may vote by marking, signing, dating and returning the enclosed proxy card. Alternatively, you may vote over the Internet or by telephone.

Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend. Even if you expect to attend the Meeting, please sign, date and return the enclosed proxy card or indicate your vote over the Internet or by telephone without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy or voted over the Internet or by telephone.

Sincerely,

Thomas J. Clarke, Jr. Chairman of the Board

2

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of TheStreet.com, Inc. (the “Company”) will be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 26, 2004, commencing at 10:00 a.m., New York City time. A proxy card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of three Class II Directors for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2007;
2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004; and
3.	Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on April 2, 2004 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

By Order of the Board of Directors,

Jordan Goldstein Secretary

New York, New York
May 5, 2004

THESTREET.COM, INC.
14 Wall Street
New York, NY 10005
(212) 321-5000

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2004

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being first mailed on or about May 5, 2004 to stockholders of TheStreet.com, Inc. (the “Company” or “TheStreet.com”) at the direction of the Board of Directors of the Company (the “Board of Directors”) to solicit proxies in connection with the Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on Wednesday, May 26, 2004, commencing at 10:00 a.m., New York City time, or at such other time and place to which the Meeting may be adjourned or postponed.

All shares represented by valid proxies at the Meeting, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the three persons named under “Proposal I Election of Directors” as nominees for election as Class II directors of the Company for three-year terms expiring at the Company’s Annual Meeting of Stockholders in 2007, (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2004, and (iii) at the discretion of the proxy holders, with regard to any matter not known to the Board of Directors on the date of mailing this Proxy Statement that may properly come before the Meeting or any adjournment or postponement thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 14 Wall Street, New York, New York 10005, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

RECORD DATE AND VOTING SECURITIES

The close of business on April 2, 2004 is the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Meeting. As of April 2, 2004, the Company had issued and outstanding 24,524,423 shares of common stock. The common stock constitutes the only outstanding class of voting securities of the Company entitled to be voted at the Meeting.

QUORUM AND VOTING

The presence at the Meeting, in person or by proxy relating to any matter, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote at the Meeting, and thus, shares of common stock held by such stockholders will count toward the attainment of a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of common stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of common stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting. If your shares are registered in the name of a bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

A stockholder is permitted to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board of Directors and to vote in favor of or against or to abstain from voting with respect to the proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2004.

Under Delaware law, directors are elected by a plurality of the outstanding shares of common stock, and thus, the three nominees for election as Class II directors who receive the most votes cast will be elected. Approval of the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors requires the affirmative vote of holders of a majority of shares present in person or by proxy at the Meeting, provided a quorum is present. Under current rules of the New York Stock Exchange to which its members are subject, these proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Accordingly, instructions withholding authority will not affect the outcome of the election of directors and, in the case of the ratification of the selection of Ernst & Young LLP, abstentions will have the effect of a vote against this proposal.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL I
ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation, our Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified.

The names of the nominees and current directors, their ages as of the date of the Meeting, and certain other information about them are set forth below.

Nominees for Director

James M. Meyer, Daryl Otte and William R. Gruver have each been nominated for election at the Meeting to serve as a director for a three-year term expiring at our Annual Meeting of Stockholders in 2007, or until his respective successor has been duly elected and qualified. Each of these nominees has consented to being named in this Proxy Statement as a nominee of the Board of Directors and to serve if elected. It is intended that the persons named in the proxy will vote for the election of each of the three nominees. In case any of the three nominees should become unavailable for election to the Board of Directors prior to the Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

The nominees for election at the Meeting as Class II directors are as follows:

James M. Meyer, age 45. Mr. Meyer has served as a director of TheStreet.com since June 2001. Mr. Meyer is a managing director at Novantas, a customer-management consulting firm, where he specializes in financial services and the Internet. Prior to joining Novantas in 2002, Mr. Meyer was president of Golden Square, a branding and marketing consulting firm he founded, and senior advisor to The Cambridge Group, a strategy consulting firm. From January 1999 to February 2001, he served as president and chief strategy officer of M&C Saatchi, an advertising agency in New York. From 1988 to 1998, Mr. Meyer was a senior vice president of three New York advertising agencies, including Publicis, J. Walter Thompson, and D’Arcy Masius Benton & Bowles, Inc., where he led the development of the first national advertising campaign for TheStreet.com.

Daryl Otte, age 42. Mr. Otte has served as a director of TheStreet.com since June 2001. Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet. Prior to Ziff-Davis, Mr. Otte also worked at various development and finance positions at Reed Elsevier PLC in the United States and abroad and in management consulting for Arthur Young & Company.

William R. Gruver, age 59. Mr. Gruver has served as a director of TheStreet.com since October 2003. Since 1993, Mr. Gruver has been on the faculty of Bucknell University, where he serves as a Visiting Professor and Distinguished Executive-in-Residence. Prior to this, he spent 20 years at Goldman, Sachs & Co., where he was a general partner and served as Chief Administrative Officer of the equities division from 1988 until his retirement from the firm in 1992.

The Board of Directors recommends that stockholders vote FOR each named nominee.

Current Directors

The current Class III directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2005, are as follows:

Thomas J. Clarke, Jr., age 47. Mr. Clarke is the chairman and chief executive officer of TheStreet.com. He joined TheStreet.com in October 1999 as president and chief operating officer and was appointed chief executive officer and made a director of the Company in November 1999. In October 2001, Mr. Clarke was appointed chairman of the Board. From 1984 through 1998, Mr. Clarke served in several capacities at Technimetrics, Inc. (now part of Thomson Financial), most recently as chief executive. During his tenure, he significantly enhanced the value of Technimetrics, Inc., culminating in its sale to The Thomson Corporation in 1998. Mr. Clarke is a business information adviser for Plum Holdings L.P., a venture capital fund based in Philadelphia that focuses on early-stage media companies.

Douglas A. McIntyre, age 49. Mr. McIntyre has served as a director of TheStreet.com since January 2001. Mr. McIntyre has served as the president and chief executive officer of On2.com, Inc., a video compression software development firm, since April 2000, and as its chairman since September 2001. Before that, he served as president and chief executive officer of Future Source/Bridge LLC, a software distributor of investment information, from 1998 to 2000, and as president of Switchboard.com, an Internet services company, from 1996 to 1997. Mr. McIntyre is also the president of the Harvard Advocate Trustees, Inc. and a member of the Subcommittee on Foundations and Corporations of New York Hospital-Cornell Medical Center.

Jeffrey Sonnenfeld, age 50. Dr. Sonnenfeld has served as a director of TheStreet.com since January 2003. Dr. Sonnenfeld has been the associate dean for executive programs at Yale University’s School of Management since 2001. From 1998, when he founded the Chief Executive Leadership Institute in Atlanta, Georgia, through the Institute’s 2001 acquisition by Yale, he served as the Institute’s president & chief executive officer. From 1988 to 1998, he was a professor at the Goizueta Business School of Emory University. Prior to this, he spent ten years as a professor at the Harvard Business School.

The current Class I directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at our Annual Meeting of Stockholders in 2006, are as follows:

James J. Cramer, age 49. Mr. Cramer is a co-founder of TheStreet.com and has served as a director since May 1998. In addition, Mr. Cramer has served as markets commentator and as advisor to the Company’s chief executive officer since his retirement from Cramer, Berkowitz & Co., a hedge fund, at the end of 2000. Mr. Cramer also serves as co-host of the “Kudlow & Cramer” program on the CNBC television network, and appears frequently on other CNBC business news programs. In addition, since July 2001, he has hosted the syndicated radio program, “RealMoney with Jim Cramer.” From June 1996 to December 1998, he served as co-chairman of the Company and has been a columnist and contributor to the Company’s publications since its formation in 1996.

Martin Peretz, age 64. Dr. Peretz is a co-founder of TheStreet.com. Dr. Peretz has served as a director of TheStreet.com since May 1998. He served as co-chairman of TheStreet.com from June 1996 to December 1998. Since 1974, Dr. Peretz has served as the editor-in-chief of The New Republic and was its chairman from 1974 through 2001. He was a member of the faculty of Harvard University from 1966 through 2002. Dr. Peretz also serves as a director of 11 mutual funds managed by the Dreyfus-Mellon Bank Group.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Clarke, who is both chairman of the Board of Directors and chief executive officer of the Company, may be found in the section entitled “Current Directors.”

James Lonergan, age 42, President and Chief Operating Officer. Mr. Lonergan joined TheStreet.com in February 2001 from Worldly Information Network, an online publisher of investment information, where he served as chief operating officer from January 2000 to February 2001. Prior to joining Worldly, Mr. Lonergan served as executive vice president, chief operating officer for Thomson

Financial Investor Relations (formerly Technimetrics, Inc.) from 1998 to January 2000 and as executive vice president and chief operating officer at Technimetrics, Inc. from 1996 until its acquisition by Thomson Financial in 1998.

Lisa A. Mogensen, age 40, Chief Financial Officer and Vice President, Finance. Ms. Mogensen joined TheStreet.com in December 1999 as vice president of corporate development. In April 2000, she was named interim chief financial officer and in July 2000 was appointed chief financial officer of the Company. From April 1997 through December 1999, Ms. Mogensen was with NBC, serving most recently as senior finance director for business development and strategic planning. From 1996 through 1997, Ms. Mogensen served as director of financial planning and analysis for American Sky Broadcasting, a subsidiary of The News Corporation Limited.

Jordan Goldstein, age 37, Vice President, General Counsel and Secretary. Mr. Goldstein joined TheStreet.com in October 1999 as associate counsel. In April 2000, he was named acting general counsel and appointed corporate secretary of the Company and in July 2000 was made vice president and general counsel. From June 1997 through October 1999, Mr. Goldstein was an associate with the law firm of Proskauer Rose LLP. From November 1995 through May 1997, Mr. Goldstein was an associate with the law firm of Rivkin Radler & Kremer LLP.

Corporate Governance and Related Matters

General

The following discussion summarizes corporate governance matters relating to the Company, including director independence, Board and Committee structure, function and composition, and other governance charters, policies and procedures. For additional information on the Company’s corporate governance, including the Company’s Certificate of Incorporation and Bylaws, the charters approved by the Board for the Audit Committee and the Nominating and Corporate Governance Committee, and the Company’s Code of Business Conduct and Ethics, please visit the investor relations section of the Company’s web site at www.thestreet.com/ir, under “Investor Research—Corporate Governance.”

Independence of Directors

The Board of Directors has determined that six of its eight members are independent under the independence standards of listing requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”). Under these standards, a director is not independent if he has certain specified relationships with the Company or any other relationship which in the opinion of the Board would interfere with his exercise of independent judgment as a director. The independent directors are: Mr. Gruver, Mr. McIntyre, Mr. Meyer, Mr. Otte, Dr. Peretz and Dr. Sonnenfeld.

Board of Directors and Committees

The Board is responsible for directing and overseeing the business and affairs of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term shareholder value. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that in accordance with good corporate governance require Board approval. It also holds special meetings when an important matter requires action of the Board of Directors between scheduled meetings. The Board met six times, including telephone conference meetings, and acted by written or electronic consent twice during the year ended December 31, 2003. During 2003, each member of the Board participated in at least 75% of all board and applicable committee meetings held during the period for which he was a director.

The Board of Directors has established an Audit Committee, a Compensation Committee and, most recently, a Nominating and Corporate Governance Committee, to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2003 are set forth below.

Audit Committee. The Audit Committee assists the Board in its oversight of the Company’s internal accounting and financial reporting procedures and reviews the qualifications, independence and performance of the Company’s independent auditors. The Audit Committee has sole authority to appoint and replace the Company’s independent auditors, to approve their fees and to evaluate their performance. The Company’s chief executive officer does not attend audit committee meetings unless requested by the Committee. During 2003, the Audit Committee consisted of Mr. Otte, who served as chairman, Mr. McIntyre, and Dr. Sonnenfeld. In March 2004, Mr. McIntyre resigned from the Audit Committee and was replaced by Mr. Gruver. All of the current and former members of the Audit Committee satisfy Nasdaq and Securities and Exchange Commission (“SEC”) independence requirements, as well as Nasdaq rules for financial literacy. In addition, the Board has determined that Mr. Otte, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met eight times and acted by written consent once during fiscal 2003. The Audit Committee operates under a written charter adopted by the Board in May 2000 and amended in April 2003.

Compensation Committee. The Compensation Committee makes the final determination concerning the salaries and bonus of senior level employees and certain other individuals compensated by the Company (other than directors), as well as awards granted to all employees, consultants and other individuals under the Company’s amended and restated 1998 Stock Incentive Plan (the “Stock Incentive Plan”). During 2003, the Compensation Committee consisted of Mr. Meyer, who served as chairman, and Mr. McIntyre. In March 2004, Mr. McIntyre resigned from the Compensation Committee and was replaced by Dr. Sonnenfeld. All of the current and former members of the Compensation Committee are independent under Nasdaq corporate governance listing standards. The Compensation Committee met five times and acted by written consent once during the year ended December 31, 2003.

Nominating and Corporate Governance Committee. The Company did not have a nominating and corporate governance committee during 2003. The functions customarily attributable to such a committee were performed by the Board of Directors as a whole. In March 2004, the Board established the Nominating and Corporate Governance Committee, consisting initially of Dr. Sonnenfeld, who serves as chairman, and Mr. Gruver. Each of the Committee’s members is independent under Nasdaq corporate governance listing standards. The functions of the Nominating and Corporate Governance Committee include (i) identifying and evaluating potential director candidates, (ii) recommending candidates for appointment or election to the Board, and (iii) and advising the Board on matters of corporate governance. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board in April 2004.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members, by stockholders and by management. From time to time, the Committee may also engage third party search firms to assist it in identifying director candidates. Mr. Gruver, who was appointed to the Board in 2003, was initially recommended to the Board of Directors by Dr. Sonnenfeld, an independent director.

In evaluating director candidates for purposes of recommending nominees to the Board, the Nominating and Corporate Governance Committee will consider (among other factors the Committee may deem relevant) the candidate’s: (i) personal and professional ethics and integrity; (ii) business and professional experience in fields relevant to the Company’s business (including whether that experience complements the expertise and experience of the other directors); (iii) commitment to representing the interests of all stockholders of the Company; (iv) ability to devote sufficient time to Board activities; and (v) status under applicable independence requirements.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (i) name, address and biography of the candidate; (ii) statement from the candidate indicating his or her willingness to serve if elected; (iii) statement from the recommending stockholder indicating the particular skills or expertise the candidate would bring to the Board; (iv) name, address and phone number of stockholder submitting the recommendation; (v) number of shares of the Company’s stock owned by the stockholder submitting the recommendation and the length of time such shares have been held; (vi) description of all relationships or arrangements between the stockholder and the proposed candidate; and (vii) any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement in the event the proposed candidate were to be nominated as a director.

Such submissions should be sent to TheStreet.com’s Nominating and Corporate Governance Committee, c/o the Secretary, at the Company’s principal executive offices. In order for a candidate to be considered for any annual meeting of stockholders, the submission must be received no later than the December 1st preceding such annual meeting.

The Nominating and Governance Committee will evaluate each potential candidate using publicly available information, biographical and other information obtained from the candidate (or the submitting stockholder), and may seek additional information from the potential candidate, the submitting stockholder, and/or other sources. The Committee and other members of the Board may hold interviews with selected candidates and contact the candidate’s references and/or other sources of first-hand information about the candidate. Individuals recommended by stockholders will be considered under the same criteria as candidates recommended by other sources. However, the Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending an email to boardcommunications@thestreet.com or a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005.

The Corporate Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties. Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis. Communications raising concerns relating to the Company’s accounting, internal controls, or audit will immediately be brought to the attention of the chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders. Four of the seven members of the Board of Directors at the time of the Annual Meeting in 2003 attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available in the investor relations section of the Company’s web site at www.thestreet.com/ir, under “Investor Research—Corporate Governance.” Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee makes compensation decisions as described above. None of the Company’s executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. The Company’s Compensation Committee currently consists of Messrs. Meyer and Gruver, neither of whom has ever been an officer or employee of the Company.

Compensation of Directors

During 2003, for the first time, the Company provided cash compensation for serving on the Board of Directors or any of its committees, paying each non-employee director $1,500 for attending each board meeting, $500 for attending each committee meeting and $300 for participating in each board or committee conference call. In addition, the Company continued its policy of compensating non-employee directors by awarding them option grants in January of each year. In that connection, in January 2003, each of our non-employee directors was granted an option under the Stock Incentive Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $2.93 per share, its fair market value on the date of grant. Additionally, in January 2004, each non-employee director received an option to purchase 25,000 shares of the Company’s common stock at an exercise price of $4.06 per share, its fair market value on the date of grant.

Each director’s option, which has a term of five years, will become exercisable in its entirety on the first anniversary of the grant date, provided that the individual is still serving as a director of the Company on such date. The directors’ option agreements also provide that in the event of a “change of control” (as such term is defined in the Stock Incentive Plan) within six months of the date of grant, 50% of the option will immediately become exercisable, and in the event of a “change of control” between six months and one year of the date of grant, 100% of the option will immediately become exercisable.

See “Certain Relationships and Related Transactions” for a discussion of certain agreements between the Company and a director of the Company.

Stock Ownership of Directors

The Board of Directors believes that director ownership of stock benefits the Company by aligning the interests of the Company’s directors with those of stockholders. Accordingly, on March 12, 2004, the Board adopted a guideline providing that, as of the date of the Meeting, each non-employee director must beneficially own at least 5,000 shares of the Company’s common stock (excluding shares underlying unexercised stock options). New directors must be in compliance with the guideline within six months of becoming a director. The Board recognizes that exceptions to this guideline may be necessary or appropriate in individual cases, and may approve such exceptions from time to time as it deems appropriate in the interests of the Company’s stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned for all services rendered to the Company in all capacities during 2003, 2002 and 2001 by (i) our current chief executive officer, and (ii) our other executive officers who earned more than $100,000 in 2003 and who were serving as executive officers at the end of 2003 (collectively, the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation Awards(1)
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options(#)

Thomas J. Clarke, Jr.	2003	$356,000	$71,200		$15,000	(3)	50,000
Chief Executive Officer and Chairman	2002	$356,000	$320,400		$15,000	(3)	500,000
of the Board	2001	$356,000	$75,000	(2)	—		500,000 (4)

James Lonergan	2003	$250,000	$50,000		—		40,000
President and Chief Operating Officer	2002	$250,000	$225,000		—		75,000
	2001	$220,664	—		—		250,000

Lisa A. Mogensen	2003	$220,000	$44,000		—		40,000
Chief Financial Officer and Vice President,	2002	$200,000	$135,000		—		100,000
Finance	2001	$200,000	—		—		—

Jordan Goldstein	2003	$175,000	$35,000		—		30,000
Vice President and General Counsel	2002	$175,000	$118,125		—		100,000
	2001	$175,000	—		—		—

______________

(1)

In January 2004, the Named Executive Officers were granted options to purchase the following number of shares: Mr. Clarke, 200,000; Mr. Lonergan, 70,000; Ms. Mogensen, 70,000; and Mr. Goldstein, 40,000. Mr. Clarke received 200,000 in connection with his execution of a new two-year employment agreement with the Company. See “Arrangements with Named Executive Officers—Employment Agreements.”

(2)

Under Mr. Clarke’s 1999 employment agreement with the Company, he was entitled to receive quarterly bonuses of at least $12,500 per quarter. After receiving a bonus of $50,000 for the first quarter of 2001 and minimum bonuses of $12,500 in the second and third quarters, Mr. Clarke voluntarily forfeited the final installment of his 2001 bonus due to the poor performance of the Company.

(3)	Cash reimbursement of unitemized expense account of Mr. Clarke.
(4)

This grant, made in March 2001, was awarded because the Compensation Committee determined that previous option grants to Mr. Clarke, which were made at exercise prices far in excess of the company’s recent stock price, were no longer meaningful incentives.

OPTION GRANTS IN FISCAL YEAR 2003

The following table sets forth information regarding stock options granted to our Named Executive Officers in 2003. We have never granted any stock appreciation rights.

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($) Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5% ($)	10% ($)
Thomas J. Clarke, Jr.	50,000	(3)	6.13%	2.93	1/1/08	40,475	89,440
James Lonergan	40,000	(3)	4.90%	2.93	1/1/08	32,380	71,552
Lisa A. Mogensen	40,000	(3)	4.90%	2.93	1/1/08	32,380	71,552
Jordan Goldstein	30,000	(3)	3.68%	2.93	1/1/08	24,285	53,664

______________

(1)	Percentages are based on grants in 2003 to purchase an aggregate of 816,000 shares of our common stock, including options granted to outside contributors.
(2)

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the five-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the assumed value of our common stock, assuming that the aggregate stock value compounds from the fair market value of the stock on the date of grant at the annual 5% or 10% rate shown in the table for the entire five-year term of the option and subtracting from that result the aggregate option exercise price.

(3)

These options were granted to the Named Executive Officers in January 2003 and become exercisable as follows: 33.33% on the first anniversary of the date of grant, 33.33% on the second anniversary of the date of grant, and 33.33% on the third anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2003 by our Named Executive Officers and the fiscal year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Clarke, Jr.	—	—	1,937,500	87,500	2,645,750	56,500
James Lonergan	—	—	200,000	165,000	410,500	245,700
Lisa A. Mogensen	10,000	30,200	112,166	73,334	186,391	137,869
Jordan Goldstein	—	—	101,916	63,334	203,661	126,569

______________

(1)	Based on TheStreet.com’s share price as of December 31, 2003, which was $4.06 per share.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee sets the salaries and other compensation of the Company’s executive officers and other key employees, and is responsible for the administration of the Stock Incentive Plan.

Compensation Philosophy. The Company’s compensation philosophy is geared toward attracting and retaining qualified executives and key employees. Compensation of the Company’s executive officers comprises a mix of short- and long-term elements: base salary, annual incentive compensation in the form of cash, long-term incentive compensation in the form of equity, and various other typical benefits. All of the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation are ultimately judgments based on the Committee’s assessment of three factors: (i) executive compensation at other companies that compete in the Company’s business segments of electronic publishing of financial content and securities research and brokerage services; (ii) the performance of the Company against its financial and strategic goals; and (iii) the individual performance of each executive officer.

Compensation of Executive Officers. The Compensation Committee sets the levels of executive compensation in accordance with the factors described above. While the Company has few direct public competitors of its size against which to compare its compensation arrangements, the Committee uses its judgment to determine the competitiveness of the Company’s compensation arrangements, assessing public and private entities in lines of business directly and indirectly comparable to the Company’s business segments. Generally, a considerable portion of the Company’s executive officers’ and key employees’ total cash compensation is tied to annual bonus incentive arrangements that relate directly to the strategic goals of the Company, as established by the Board.

In 2003, the Compensation Committee adopted an incentive bonus plan under which executives (and other significant employees) would receive cash bonuses equal to specified percentages of their annual base salaries upon the Company’s achievement of specified financial objectives. The 2003 goals related to the level of cash and cash equivalents on the Company’s balance sheet at the end of the 2003 fiscal year, provided that the Company achieved thresholds of (i) a specified level of growth in its total net revenue as compared to the previous fiscal year, and (ii) quarterly profitability, i.e., recording both positive cash flow and positive net income (in accordance with generally accepted accounting principles) on a quarterly basis during fiscal 2003. Potential bonus payments under the plan ranged from zero to 75% of base salary depending upon year-end levels of cash and cash equivalents on the Company’s balance sheet, and the extent to which such levels were above or below a specified target amount. The achievement of the plan’s specified target amount would have entitled each of the executives to receive a bonus equal to 33% of his or her base salary.

By adopting this incentive bonus plan, the Committee sought to engender strong fiscal discipline and focus on the preservation of the Company’s capital, growth of revenue and control of expenses, which were judged by the Board to be critical business objectives in 2003. Although the Company did not achieve all of the goals set forth in the incentive bonus plan, the Company did attain both of its profitability goals and 87% of its revenue growth goal, and the Committee was satisfied that the management team had performed well in 2003 under difficult market conditions. The Committee awarded incentive bonuses equal to 20% of annual base salary.

Having awarded compensating option grants in 2002 to officers whose previous equity compensation grants no longer represented market norms for their positions, the Compensation Committee made generally smaller equity compensation awards in 2003, consistent with more “on-going” annual levels of equity compensation. As in years past, in establishing equity compensation awards, the

Compensation Committee considered the three broad compensation criteria outlined above, as well as the additional critical goal of aligning the interests of executives with the interests of the Company and its stockholders by ensuring that executives have a direct and continuing stake in the long-term success of the Company. Equity compensation was made in the form of stock options. Stock options are granted at a price that is equal to the fair market value of the Company’s common stock on the date of grant, and vest over a three-year period as follows: 33.33% on the first anniversary of the date of grant, 33.33% on the second anniversary of the date of grant, and 33.33% on the third anniversary of the date of grant. In all, options to purchase 380,000 shares of Company common stock were granted to executive officers for service to the Company in 2003.

Compensation of Chief Executive Officer. In accordance with the terms of his employment agreement with the Company, dated January 1, 2002, Thomas J. Clarke, Jr., the Company’s chief executive officer, earned $356,000 in salary in 2003, received a cash bonus of 20% of his base salary, as described above, and received certain other benefits as prescribed by that agreement. In addition, in January 2003, the Company awarded Mr. Clarke options to purchase 50,000 shares of the Company’s common stock. On January 1, 2004, the Committee approved a new two-year employment agreement with Mr. Clarke, under which he will continue to serve as chairman and chief executive officer of the Company through the end of 2005. Under his new employment agreement, Mr. Clarke’s base salary will remain unchanged at $356,000 with no guaranteed increase during the term, and he will remain eligible for an annual cash bonus, according to the terms of the annual incentive bonus plan for executives (and other significant employees), as set by the Committee. In addition, Mr. Clarke will receive, in each year of the agreement, options to purchase 200,000 shares of Company common stock, which grant exceeds what the Committee might typically award him on an “on-going” basis, in consideration of his accepting no increase in his base salary.

Internal Revenue Code Section 162(m) Limitation. As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers that is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company’s incentive bonus plan is not intended to qualify as performance-based compensation because historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Stock Incentive Plan is intended to qualify as performance-based compensation.

Respectfully submitted by the members of the Compensation Committee:

James M. Meyer, Chairman
Douglas A. McIntyre

Arrangements with Named Executive Officers

The Company has from time to time entered into employment and severance arrangements with certain of its Named Executive Officers. A summary of the terms of these arrangements is set forth in the following paragraphs.

Employment Agreements

On January 1, 2004, the Company entered into a two-year employment agreement with Thomas J. Clarke, Jr., pursuant to which Mr. Clarke serves as Chairman and Chief Executive Officer of the Company. This employment agreement replaced his prior agreement, which expired in December 2003. This agreement provides for an annual salary of $356,000 and a bonus under the annual incentive plan for management and other significant employees of the Company, which is based upon achievement of the

Company’s annual financial goals as determined by the Compensation Committee. The annual salary may be increased during the term of the agreement in the sole discretion of the Compensation Committee. Mr. Clarke is also entitled to receive, in each year of the term, options to purchase 200,000 shares of Company common stock. Accordingly, upon execution of his new employment agreement in January 2004, the Company awarded Mr. Clarke an option to purchase 200,000 shares of common stock at an exercise price of $4.06, the fair market value on the date of grant. The employment agreement terminates on December 31, 2005.

Under Mr. Clarke’s employment agreement, in the event Mr. Clarke’s employment is terminated by the Company without “Cause” or by Mr. Clarke with “Good Reason” at any time during the term, he will be entitled to receive his annual salary and benefits for an additional 12 month period following the date of termination, or, at the Company’s option, in a lump sum payment appropriately discounted for the time value of money. Mr. Clarke’s employment agreement generally defines “Cause” to include willful misconduct or gross negligence, dishonesty or misappropriation of Company funds, properties or other assets, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to perform his duties for a period of 30 days or more without cure. “Good Reason” is defined to include a material adverse change in Mr. Clarke’s functions, duties, or responsibilities in his position with the Company or a reduction in his annual salary during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, a significant reduction of Mr. Clarke’s duties or responsibilities in connection with a “Change of Control” (as such term is defined in the Stock Incentive Plan) of the Company (other than solely by virtue of the Company being acquired and made part of a larger entity), and Mr. Clarke’s relocation by the Company to a location more than fifty (50) miles from the Company’s current headquarters or his New Jersey home. In addition, Mr. Clarke is bound by a non-compete clause from the commencement date of his employment agreement through the first twelve months after the cessation of Mr. Clarke’s employment.

Mr. Clarke’s employment agreement also provides for him to receive severance if his employment terminates due to the Company’s failure to offer to renew his employment agreement on commercially reasonable terms. In such event, Mr. Clarke is entitled to receive his annual salary and benefits for an additional 12 month period from the date of termination, or, at the Company’s option, in a lump sum payment appropriately discounted for the time value of money. Such payments are contingent on Mr. Clarke’s good faith efforts to mitigate his damages by seeking replacement employment. In addition, if Mr. Clarke remains employed through the date of a final liquidation or dissolution of the Company, he is entitled to receive a payment in the amount of his then current annual salary.

On March 1, 2003, the Company entered into a two-year employment agreement with James Lonergan, as President and Chief Operating Officer of the Company. This employment agreement replaced his prior agreement, which expired in February 2003. The agreement provides for an annual salary of $250,000 and a bonus under the annual incentive plan for management and other significant employees of the Company, which is based upon achievement of the Company’s annual financial goals as determined by the Compensation Committee. The annual salary may be increased during the term of the agreement in the sole discretion of the Compensation Committee. The employment agreement expires on February 28, 2005.

Under Mr. Lonergan’s employment agreement, in the event Mr. Lonergan’s employment is terminated by the Company without “Cause” or by Mr. Lonergan with “Good Reason” at any time during the term, he will be entitled to receive his annual salary and benefits for an additional 12 month period following the date of termination, or, at the Company’s option, in a lump sum payment appropriately discounted for the time value of money. Mr. Lonergan’s employment agreement generally defines “Cause” to include willful misconduct or gross negligence, inexcusable, repeated or prolonged absence from work, dishonesty or misappropriation of Company funds, properties or other assets, unauthorized disclosure of confidential information materially harmful to the Company, conviction of a crime involving fraud, dishonesty or moral turpitude, violation of federal or state securities laws or failure to perform his duties for a period of 30 days or more without cure. “Good Reason” is defined to include a material adverse change in Mr. Lonergan’s functions, duties, or responsibilities in his position with the Company, a reduction in his compensation during the term of his employment with the Company, failure of the Company to cure a material breach of his employment agreement by the Company, or the relocation of Mr. Lonergan to a location more than fifty (50) miles from either the Company’s current headquarters or his New Jersey home. In addition, Mr. Lonergan is bound by a non-compete clause from the commencement date of his employment agreement through the first twelve months after the cessation of Mr. Lonergan’s employment.

Change of Control Arrangements

On October 31, 2000, the Company entered into an arrangement with Lisa A. Mogensen, its Chief Financial Officer. Under this arrangement, in the event of a change of control of the Company in which Ms. Mogensen is not offered a comparable position in the new entity or chooses not to continue her employment with such entity, the Company will provide continued payment of her salary for an additional 12 month period, contingent upon her good faith efforts to find replacement employment similar in duties and responsibilities to her position with the Company.

As determined by the Compensation Committee, all of the option agreements between the Company and the Named Executive Officers were amended in March 2003 to provide that in the event of a Change of Control (as such term is defined in the Stock Incentive Plan) of the Company, 50% of the then unvested portion of their options will immediately vest and become exercisable. A “Change of Control” under the Stock Incentive Plan occurs upon (1) the acquisition of a majority of the voting power of the Company’s stock by a person, entity, or group (with certain exceptions) that owned less than 5% of such voting power immediately prior to the Company’s initial public offering; (2) the date on which a majority of the members of the Board of Directors are not “Current Directors” (which term is defined to mean the Company’s current directors and directors whose nomination or election was approved by a majority of the directors who at the time were “Current Directors”); (3) a merger or consolidation with another entity where the Company’s stockholders immediately prior to the merger or consolidation would no longer comprise a majority of the voting shares of the surviving corporation in substantially the same proportions as their prior ownership, or where the directors of the Company would not constitute a majority of the board of directors of the surviving corporation; (4) a sale of substantially all of the assets of the Company; or (5) approval by the stockholders of a plan of complete liquidation of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2004 (except as otherwise noted), the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) the Named Executive Officers; and (iv) all of our executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Thomas J. Clarke (3)	2,011,666	7.6%
James Lonergan (4)	289,433	1.2%
Lisa A. Mogensen (5)	119,486	*
Jordan Goldstein (6)	105,250	*
James J. Cramer (7)	3,895,951	15.8%
Cramer Partners, L.L.C. (8)	1,421,205	5.8%
Martin Peretz (9)	3,383,124	13.8%
Peretz Partners LLC (10)	2,430,508	9.9%
William R. Gruver (11)	36,200	*
Douglas A. McIntyre (12)	34,430	*
James M. Meyer (13)	70,000	*
Daryl Otte (14)	82,300	*
Jeffrey A. Sonnenfeld (15)	29,500	*
Bank of America and Forrestal Funding Master Trust (16)	1,850,000	7.5%
David A. Rocker (17)	2,202,889	9.0%
Compass Holdings, Ltd. (18)	1,347,821	5.5%

All executive officers and directors as a group (11 persons)	10,057,340	36.8%

______________

*	Represents beneficial ownership of less than 1%.
(1)

The address for each stockholder, other than Bank of America, Forrestal Funding Master Trust, David A. Rocker and Compass Holdings, Ltd. is c/o TheStreet.com, Inc., 14 Wall Street, New York, NY 10005. The addresses that follow are based on recent filings with the SEC. The address for Bank of America is 100 North Tryon Street, Charlotte, NC 28255. The address for Forrestal Funding Master Trust is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890. The address for David A. Rocker and Compass Holdings, Ltd. is c/o Rocker Partners, L.P., Suite 1759, 45 Rockefeller Plaza, New York, NY 10111.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 24,524,423 shares outstanding as of April 2, 2004. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 2, 2004 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except as noted, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	Consists of 20,000 shares owned by Mr. Clarke and 1,991,666 shares issuable to Mr. Clarke upon exercise of options on or within 60 days after April 2, 2004.
(4)	Consists of 13,600 shares owned by Mr. Lonergan and 275,833 shares issuable to Mr. Lonergan upon exercise of options on or within 60 days after April 2, 2004.

(5)	Consists of 119,486 shares issuable to Ms. Mogensen upon exercise of options on or within 60 days after April 2, 2004.
(6)	Consists of 105,250 shares issuable to Mr. Goldstein upon exercise of options on or within 60 days after April 2, 2004.
(7)

Includes 2,412,246 shares owned directly by Mr. Cramer, 1,421,205 shares owned by Cramer Partners, L.L.C. and 62,500 shares issuable to Mr. Cramer upon exercise of options on or within 60 days after April 2, 2004.

(8)	Shares owned by Cramer Partners, L.L.C. are also included in the total for James J. Cramer.
(9)

Includes 152,474 shares owned directly by Dr. Peretz and 62,500 shares issuable to Dr. Peretz upon exercise of options on or within 60 days after April 2, 2004. Also includes the following shares, over which Dr. Peretz has sole voting and dispositive power: 2,430,508 shares owned by Peretz Partners, L.L.C., of which Dr. Peretz is manager; and 254,504 shares held by Peretz Family Investments, L.P., of which Dr. Peretz is general partner. Dr. Peretz disclaims beneficial ownership of such shares. Also includes the following shares, over which Dr. Peretz has shared voting and dispositive power: 310,257 shares owned by the family of Dr. Peretz, including his spouse and children; 18,174 shares held by a trust for which Dr. Peretz is a co-trustee; 73,618 shares held by a trust for the benefit of Dr. Peretz; 79,089 shares held by a trust for the benefit of Dr. Peretz’s spouse; and 1,000 shares held by each of two trusts for the benefit of Dr. Peretz’s children, for each of which Dr. Peretz is a co-trustee.

(10)	Shares owned by Peretz Partners, L.L.C. are also included in the total for Martin Peretz.
(11)	Consists of 16,200 shares owned directly by Mr. Gruver and 20,000 shares owned by Mr. Gruver’s spouse.
(12)	Consists of 34,430 shares issuable to Mr. McIntyre upon exercise of options on or within 60 days after April 2, 2004.
(13)

Consists of 2,500 shares owned directly by Mr. Meyer, 2,500 shares held by a family trust of which Mr. Meyer is the trustee, and 65,000 shares issuable to Mr. Meyer upon exercise of options on or within 60 days after April 2, 2004.

(14)	Consists of 42,300 shares owned directly by Mr. Otte and 40,000 shares issuable to Mr. Otte upon exercise of options on or within 60 days after April 2, 2004.
(15)	Consists of 4,500 shares owned directly by Dr. Sonnenfeld and 25,000 shares issuable to Dr. Sonnenfeld upon exercise of options on or within 60 days after April 2, 2004.
(16)

According to Bank of America’s filing with the SEC on Schedule 13G/A, consists of 1,850,000 shares owned by Bank of America Corporation on behalf of Forrestal Funding Master Trust, which has the right to receive dividends and sale proceeds with respect to such shares. Bank of America and Forrestal Funding Master Trust share voting and dispositive power with respect to such shares.

(17)

According to David A. Rocker’s filing with the SEC on Schedule 13G/A, consists of 736,433 shares owned by Rocker Partners, L.P., 1,347,821 shares owned by Compass Holdings, Ltd. and 118,635 shares owned by Helmsman Holdings, Ltd. Mr. Rocker has sole voting and dispositive power over the shares by virtue of his respective positions is the sole managing partner of Rocker Partners, L.P. and as the president of Rocker Offshore Management Company, Inc., the investment advisor to Compass Holdings, Ltd. and Helmsman Holdings, Ltd.

(18)	Shares owned by Compass Holdings, Ltd. are also included in the total for David A. Rocker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock, to file initial reports of ownership and reports of changes in ownership of common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of such reports received by the Company with respect to fiscal 2003 and written representations from such reporting persons, the Company believes that all reports required to be filed under Section 16(a) have been timely filed by such persons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with James Cramer

On February 22, 2003, upon the expiration of the amended and restated employment agreement, dated January 1, 2002, between the Company and its co-founder, director and columnist James Cramer, the Company and Mr. Cramer entered into a new employment agreement (the “2003 Agreement”). The 2003 Agreement had a term of one year and provided for an annual salary of $360,000 and bonus compensation, in the form of cash or equity compensation, in accordance with the annual incentive plan for management and other significant employees of the Company as determined by the Compensation Committee of the Company’s Board. In accordance with the 2003 Agreement, for his service to the Company in 2003, Mr. Cramer was paid his annual salary of $360,000 and a bonus equal to 20% of his salary, or $72,000. Additionally, on January 1, 2003, Mr. Cramer was granted a non-qualified option under the Company’s Stock Incentive Plan to purchase 75,000 shares of the Company’s common stock at an exercise price of $2.93 per share, which was the fair market value (as such term is defined in the Stock Incentive Plan) of the common stock on the date of grant. This option vests at a rate of 25,000 shares on each of the first three anniversaries of the grant date, and will expire on the fifth anniversary of the grant date.

Upon its expiration on February 22, 2004, the 2003 Agreement was replaced by a new employment agreement (the “2004 Agreement”). The 2004 Agreement has a term of one year and provides for an annual salary of $400,000 and bonus compensation, in the form of cash or equity compensation, in accordance with the annual incentive plan for management and other significant employees of the Company as determined by the Compensation Committee of the Company’s Board. Additionally, on January 2, 2004, Mr. Cramer was granted a non-qualified option under the Company’s Stock Incentive Plan to purchase 200,000 shares of the Company’s common stock at an exercise price of $4.06 per share, which was the fair market value (as such term is defined in the Stock Incentive Plan) of the common stock on the date of grant. This option vests as follows: 66,666 shares on the first anniversary of the grant date, and 66,667 shares on the second and third anniversaries of the grant date. The option will expire on the fifth anniversary of the grant date.

Pursuant to his employment agreements, Mr. Cramer authors articles for the Company’s publications and agrees to provide on-air radio hosting services, and reasonable promotional and other services, subject to his personal and professional availability. Mr. Cramer has agreed that, during the term of the 2004 Agreement and for 18 months thereafter, he will not write for online financial publications that compete with the Company without first obtaining the Company’s consent.

The 2004 Agreement also contains indemnification provisions pursuant to which the Company agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against losses suffered in connection with the provision of his services under the 2004 Agreement (and previous employment agreements) and in connection with his provision of radio hosting and other services to Premiere Radio Networks, Inc. from July 30, 2001 through December 30, 2002.

On February 20, 2004, Mr. Cramer exercised an option to purchase 333,333 shares of common stock of the Company at an exercise price of $3.00 per share for an aggregate exercise price of $999,999. The option had been granted to him on February 22, 1998, when he entered into an employment agreement with the Company.

COMMON STOCK PERFORMANCE GRAPH

Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on the Company’s common stock from May 11, 1999 (the date of the Company’s initial public offering) through December 31, 2003 with the cumulative total return on the Nasdaq Composite Index and a self-constructed peer group index. The performance graph is based on closing prices on the trading day specified. The comparison assumes $100 was invested on May 11, 1999 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends. The closing price of TheStreet.com’s common stock on such date was $60.00. (1)

COMPARISON OF FIFTY-SIX MONTH CUMULATIVE TOTAL RETURN AMONG
THESTREET.COM, THE NASDAQ COMPOSITE INDEX
AND AN INDUSTRY SPECIFIC PEER GROUP (2)

TSCM

PEERS

NAS COMP

180.00

160.00

140.00

120.00

100.00

80.00

60.00

40.00

20.00

0.00

12/31/03

12/31/02

12/31/01

12/31/00

12/31/99

5/11/99

	5/11/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

TheStreet.com, Inc.	$100	$35.70	$5.35	$2.38	$5.45	$7.55
Peer Group	$100	$61.79	$13.44	$7.80	$6.64	$15.50
Nasdaq Composite Index	$100	$156.12	$94.78	$74.83	$51.26	$76.86

(1)	The initial public offering price of TheStreet.com’s common stock on May 11, 1999 was $19.00 per share.

(2)

While the Company does not believe that it has a peer industry group that specifically covers all of its businesses, the selected group was chosen as representative of businesses that provide electronic publishing of financial and related content. The peer group consists of the following companies: Cnet, Inc., Bankrate, Inc. (formerly known as ilife.com, Inc.), iVillage, Inc., Marketwatch.com, Inc. and Multex.com, Inc. For purposes of calculating the return on the peer group from May 11, 1999, the Company used the closing price of Bankrate, Inc. on May 13, 1999, the date of its initial public offering. Multex.com, Inc. was acquired by Reuters on March 27, 2004 for $7.35 per share.

PROPOSAL II
INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for the appointment of the Company’s independent auditors. In fulfillment of that responsibility, the Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Ernst & Young served as the Company’s independent auditors for the fiscal year ended December 31, 2003. Representatives of Ernst & Young are expected to be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of independent auditors.

Fees of Independent Auditors

The following table sets forth the aggregate fees billed to TheStreet.com by Ernst & Young, its independent auditors, for services rendered with respect to the fiscal years ended December 31, 2003 and 2002.

	2003	2002
Audit Fees	$192,100	$130,000
Audit-Related Fees	—	25,000
Tax Fees	—	—
All Other Fees	—	33,951
Total Fees	$192,100	$188,951

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and review of its quarterly financial statements, and, for 2003, includes $47,600 for audit work in connection with the regulatory filings of IRG, the Company’s broker-dealer subsidiary.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of employee benefit plans. For 2002, this consists of a review of the valuation analysis of the Company's reported goodwill, and $20,000 billed to the Company by its previous independent auditors, Arthur Andersen LLC, relating to an audit of the Company’s 401(k) plan.

Other Fees for 2002 include fees relating to accounting and auditing issues of broker-dealers, review and analysis of the Company's Stock Incentive Plan, and analysis of director compensation.

The Audit Committee approves, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the Company’s independent auditors prior to their engagement to perform such services.

Information Regarding Change of Independent Auditors in 2002

On March 12, 2002, following the resignation of Arthur Andersen LLP (“Andersen”) as the Company’s independent auditors on March 5, 2002, the Board of Directors, upon recommendation of the Audit Committee, selected Ernst & Young to serve as TheStreet.com’s independent auditors for the fiscal year ended December 31, 2002. This selection was ratified by the Company’s stockholders at the Annual Meeting of Stockholders on May 29, 2002.

Andersen’s reports on the Company’s consolidated financial statements for the two years prior to 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen’s report on the Company’s consolidated financial statements for 2001 was issued on an unqualified basis and filed with TheStreet.com’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

During the fiscal years ended December 31, 2000 and 2001, and through March 12, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Andersen with a copy of the foregoing disclosures at the time of their original filing. A copy of Andersen’s letter to the SEC, dated March 12, 2002, stating its agreement with such statements, has been incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as Exhibit 16.3.

During the fiscal years ended December 31, 2000 and 2001, and through March 12, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Board of Directors recommends that stockholders vote FOR the proposed ratification of Ernst & Young LLP as the Company’s independent auditors.

Report of the Audit Committee

The primary function of the Audit Committee is to oversee the Company’s accounting, auditing and financial reporting processes. The Committee operates pursuant to a written charter, adopted by the Board of Directors on May 31, 2000 and amended on April 25, 2003. The Audit Committee Charter, as amended and restated, was attached as Appendix A to the Company’s Proxy Statement dated May 5, 2003 and is publicly available on the investor relations section of the Company’s web site at www.thestreet.com/ir, under “Investor Research — Corporate Governance.”

Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

Generally, at meetings of the Audit Committee held during fiscal 2003, the Committee met with both senior members of the Company’s finance department and members of the audit engagement team of Ernst & Young LLP, the Company’s independent auditors. The Committee also met with the Company’s general counsel to discuss legal, corporate governance and regulatory matters that concern the Company. In the performance of its oversight functions, the Committee reviewed and discussed with management and the independent auditors the audited financial statements as of and for the year ended December 31, 2003, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s consolidated financial statements. The Committee also met with the independent auditors in private sessions, without members of the Company’s management being present, to discuss accounting, disclosure and internal control issues, including matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, “Communication with Audit Committees.” The Company’s independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent auditors their independence.

Pursuant to the Audit Committee Charter, the Committee is also responsible for the appointment of the independent auditors, evaluation of their performance and, when circumstances warrant, termination of their engagement. Accordingly, the Committee met with senior members of the Company’s financial management team in private sessions to discuss the auditors’ performance.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews and procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

Daryl Otte, Chairman
Douglas A. McIntyre
Jeffrey A. Sonnenfeld

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act, which in certain circumstances may call for the inclusion of qualifying proposals in the Company’s Proxy Statement. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company’s Annual Meeting of Stockholders in 2005, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than January 6, 2005. Such proposals should be directed to TheStreet.com, Inc., Attention: Corporate Secretary, 14 Wall Street, New York, New York 10005.

Except in the case of proposals made in accordance with Rule 14a-8, the Company’s Bylaws require that stockholders desiring to bring any business before the Company’s Annual Meeting of Stockholders in 2005 deliver written notice thereof to the Company no earlier than February 25, 2005 and no later than March 28, 2005, and comply with all other applicable requirements of the Bylaws. However, in the event that the Annual Meeting of Stockholders in 2005 is called for a date that is more than 30 days before or after the anniversary date of the Annual Meeting of Stockholders in 2004, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting of Stockholders in 2005 was mailed to stockholders or made public, whichever first occurs. In order for a proposal made outside of the requirements of Rule 14a-8 to be “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company in accordance with the time limits set forth in the foregoing advance-notice Bylaw provision.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided.

OTHER MATTERS

The last date for timely filing stockholder proposals relating to the Meeting under the Company’s Bylaws was March 31, 2004. As of the date of this Proxy Statement, the Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their best judgment in the interests of the Company.

HOUSEHOLDING

As permitted by applicable law, only one copy of this Proxy Statement and Annual Report on Form 10-K is being delivered to registered stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy materials. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. Copies of this Proxy Statement and Annual Report on Form 10-K are available in digital form for download or review in the investor relations section of the Company's web site at www.thestreet.com/ir, under "Financial Information-SEC Filings." Alternatively, the Company will promptly deliver additional copies of the proxy materials to any registered holder residing at an address to which only one copy was mailed. Requests should be directed to Investor Relations, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or by telephone at (212) 321-5000.

Additionally, stockholders who own the Company's common stock in street name, meaning through bank or brokerage accounts, may have received a householding notice from their bank or broker. Stockholders who did not respond that they did not want to participate in householding are deemed to have consented to it, and only one copy of the proxy materials is being sent to them. Each stockholder will continue to receive a separate voting instruction form. Stockholders wishing to change this election with their bank or broker may contact their bank or broker directly, or contact Householding Elections by calling 1-800-542-1061, and be prepared to provide their name, the name of the brokerage firms or banks where their shares are held, and their account numbers. The revocation of a consent to householding will be effective 30 days following its receipt.

MISCELLANEOUS

All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, facsimile, telephone or in person, without additional compensation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

The Common Stock Performance Graph and the Audit Committee and Compensation Committee Reports included in this Proxy Statement shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such graph or reports by specific reference.

The Company’s Annual Report on Form 10-K with respect to the fiscal year ended December 31, 2003 accompanies this Proxy Statement. The annual report, which contains audited financial statements, along with other information about TheStreet.com, is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

By Order of the Board of Directors,

Jordan Goldstein Secretary New York, New York May 5, 2004

Please Detach and Mail in the Envelope Provided

THE STREET.COM, INC.

Proxy Solicited on Behalf of the Board of Directors
For Annual Meeting of Stockholders, May 26, 2004

The undersigned hereby appoints Thomas J. Clarke, Jr. and Jordan Goldstein, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.01 par value, of TheStreet.com, Inc. (the “Company”) owned by the undersigned, at the Annual Meeting of Stockholders (the “Meeting”) to be held at the TriBeCa Grand Hotel, Two Avenue of the Americas, New York, New York 10013, on May 26, 2004, commencing at 10:00 a.m., New York City time, upon such business as may properly come before the Meeting or any adjournment or postponement thereof, including the matters set forth on the reverse side. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless a contrary direction is indicated this Proxy will be voted for all nominees and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)
Please Detach and Mail in the Envelope Provided

☒ Please mark your votes as in this example using dark ink only

	FOR ALL	FOR (except as Marked to the Contrary below)	WITHHOLD VOTE
1. Election of Class II Directors	☐	☐	☐

Nominees: James M. Meyer Daryl Otte William R. Gruver
Exceptions:

	FOR	AGAINST	ABSTAIN
2. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.	☐	☐	☐

		Date:	, 2004
Signature (title, if any)	Signature, if held jointly

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.